Exhibit 10(a)

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

This summary sets forth the compensation of the Directors of Kimball International, Inc. (the "Company"). The summary also includes compensation of the Chief Executive Officer and four most highly compensated executive officers (the "Named Executive Officers") of the Company as identified in the Company's Proxy Statement.

Director Compensation

All Outside (non-employee) Directors receive annual compensation of $24,000 for the year for service as Directors, and an additional $2,000 for each Board meeting attended. The Chairperson of the Audit Committee of the Board of Directors receives $3,500 per committee meeting, and other Audit Committee members receive $2,500 per committee meeting. Members of the Compensation and Governance Committee receive $1,000 per committee meeting.

The Directors can elect to receive all or part of their annual retainer and meeting fees in shares of Class B Common Stock under the Company's 2003 Stock Option and Incentive Plan.   Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.

An Outside Director is a director who is not an employee of the Company or one of its subsidiaries.  James C. Thyen, President and Chief Executive Officer, and Douglas A. Habig, Chairman of the Board, are Directors of the Company but do not receive compensation for their services as Directors.

Named Executive Officers

Base Pay

Periodically, the Compensation Committee of the Board of Directors reviews and approves the salaries that are paid to the Company's executive officers. The following are the current annualized base salaries for the Company's Named Executive Officers identified in the last proxy statement:

James C. Thyen, President and Chief Executive Officer	$822,900
Douglas A. Habig, Chairman of the Board	$657,540
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$449,800
P. Daniel Miller, Executive Vice President, President-Furniture	$446,160
Robert F. Schneider, Executive Vice President, Chief Financial Officer	$377,000

Cash Bonus Plan

Each of the Named Executive Officers is able to participate in the Company's 2005 Profit Sharing Incentive Bonus Plan (the "Plan"), which was adopted by the Compensation Committee and approved at the 2005 Annual Meeting of Share Owners. The profit sharing framework of this Plan has been in place since prior to the Company becoming publicly traded in 1976. The Plan includes profit determinations at three levels within the Company: (1) Worldwide for Company-wide performance ("Worldwide"); (2) at a Group level for certain combinations of Business Units ("Group"); and (3) at a Business Unit level for the performance of designated operations within the Company ("Business Unit").

Goal. The goal of the Plan is to link an employee's compensation with the long-term financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the long-term performance of the Company.

Eligibility. Executive officers and full-time salaried employees of the Company, except those covered under commission compensation programs, are eligible to participate in the Plan ("Participants").

Bonus Criteria. The Plan measures profitability in terms of "economic profit", generally equal to net income less the cost of capital. New capital expenditures are not included in computing the cost of capital for twelve months. The Compensation Committee must approve the profitability goals ("Targets") within the first 25% of the period of service to which the Targets relate, but not later than 90 days after the commencement of that period ("Relevant Time Period"). The Compensation Committee, within the Relevant Time Period, may make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. If other adjustments are necessary beyond the Relevant Time Period, the Named Executive Officers will not be eligible to receive any bonus resulting from such adjustments.

Bonus Amounts. The Plan establishes potential bonus amounts as a range of percentages of the Participant's salary, with the bonus percentage increasing with higher levels of profitability. The Plan also establishes different bonus percentage ranges across several Participant categories, setting higher bonus-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company's profitability.

The Named Executive Officers may earn bonuses anywhere from zero up to 100 percent of base salary. The Plan is designed so that Participants will achieve maximum bonuses only if the Company achieves Targets comparable to those of leading public companies and/or its competitors.

A Participant's total bonus under the Plan may not exceed $1,000,000 for any fiscal year.

Administration. For a particular fiscal year, the Compensation Committee must approve the Targets, profit-computation adjustments, and any other conditions at the Worldwide and Group profitability levels within the Relevant Time Period. Company management will determine the comparable features for each Business Unit profitability level.

At the end of each fiscal year, but before Plan bonuses may be paid, the Compensation Committee must certify in writing that Targets and other conditions have been satisfied. The Compensation Committee does not have the discretion to increase the amount of any bonus for the Named Executive Officers.

Because no single incentive plan is perfect and special situations occur where individual achievement may not be adequately recognized by the 2005 Profit Sharing Incentive Bonus Plan, there is a Supplemental Bonus Plan reviewed and approved on an annual basis by the Board of Directors where a maximum of 1.5%, on an after-tax basis, of the Company's overall annual net income (before bonuses paid pursuant to the Company's 2005 Profit Sharing Incentive Bonus Plan) may be designated as supplemental bonuses to those eligible employees, including all Named Executive Officers, at the discretion of the Chairman of the Board and President, Chief Executive Officer. Payments of any supplemental bonus are made under the same terms and conditions as the 2005 Profit Sharing Incentive Bonus Plan.  No bonuses were granted to any of the Named Executive Officers under this Supplemental Bonus Plan for fiscal year 2006.

Bonus Payments. Under the Company's bonus plans, bonuses are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant's employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid bonus installment. The total amount of bonus accrued and authorized to be paid to the Named Executive Officers based on the Company's fiscal year 2006 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2006, 12.5% was paid in September 2006 and the remaining portion will be paid in equal installments in January 2007, April 2007 and June 2007.

James C. Thyen, President and Chief Executive Officer	$462,366
Douglas A. Habig, Chairman of the Board	$382,980
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$167,694
P. Daniel Miller, Executive Vice President, President-Furniture	$289,641
Robert F. Schneider, Executive Vice President, Chief Financial Officer	$218,040

Retirement Plans

The Named Executive Officers participate in a defined contribution, participant-directed retirement plan with a 401(k) provision that all domestic employees are eligible to participate in (the "Retirement Plan"). The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution as determined by the Board of Directors based on income of the Company as defined in the Retirement Plan. Each eligible employee's Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (SERP) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act.

Other

The Named Executive Officers are eligible to receive grants under the Company's 2003 Stock Option and Incentive Plan. The Named Executive Officers also receive nominal benefits such as executive financial services programs, supplemental group medical, automotive allowances, and other miscellaneous items.  In fiscal year 2006, the Named Executive Officers' personal use of the company aircraft was limited to transportation for spouses and executives related to a Board approved executive preventive healthcare program.  Beginning in fiscal year 2007, the Named Executive Officers may periodically use the Company aircraft for other personal use.  The exact amounts received from these benefits are not predetermined and are disclosed annually in the Company's Proxy Statement.